Exhibit 10.4

CONFIDENTIAL

April 30, 2015

Ronald Levi

30 East 85th Street

Apt. 19B

New York, New York 10028

Re:                          Separation from Employment

Dear Ron:

This letter (“Agreement”) sets forth the agreement reached concerning the termination of your employment with GFI Group Inc. (the “Company”).  You were employed by the Company pursuant to the terms of an employment agreement dated August 20, 2008, as amended from time to time, including on December 31, 2008 and March 30, 2009 (collectively, the “Employment Agreement”).  In this Agreement, and unless the context otherwise requires, words commencing with a capital letter shall have the meanings assigned to them in Paragraph 3(d) below.

1.                                    Resignation. You have resigned from the Company effective April 30, 2015 (the “Resignation Date”) and the Term (as defined in the Employment Agreement) shall expire as of the Resignation Date for all purposes. The Company will continue your salary, less applicable withholdings and deductions, through the Resignation Date.  You acknowledge and agree that your employment with the Company ends for all purposes on the Resignation Date, and that you shall not represent yourself as being an employee, officer, director, agent, or representative of the Company for any purpose after the Resignation Date.  You further acknowledge and agree that you are entitled to no further payments or benefits whatsoever under the Employment Agreement, and that all obligations of the Company thereunder are terminated as of the Resignation Date.

2.                                    Separation Pay and Benefits. In consideration for you signing, delivering, and not revoking this Agreement, and in exchange for the promises, covenants and waivers set forth herein, the Company agrees to the following:

a.                                           to pay you a lump-sum payment in the gross amount of $1,250,000, less applicable withholdings and deductions, reflecting the amount of your discretionary bonus for services performed in calendar year 2014, payable within fifteen (15) business days after this Agreement is fully executed, but in no event more than thirty (30) days following the Resignation Date, provided that you have not revoked it as set forth below, and further provided that you are in full compliance with this Agreement as of the payment date; and

b.                                          to pay you a lump-sum payment in the gross amount of $2,700,000, less applicable withholdings and deductions, payable within fifteen (15) business days after this Agreement is fully executed, but in no event more than thirty (30) days following the Resignation Date, provided that you have not revoked it as set forth below, and further provided that you are in full compliance with this Agreement as of the applicable payment date; and

c.                                           to allow you to continue to vest in any unvested restricted stock units (“RSUs”) granted to you pursuant to grant agreements dated March 31, 2013 and March 31, 2014 (the “Grant Agreements”) in accordance with the schedules and conditions set forth in the Grant Agreements (other than any requirement to be employed on the applicable vesting date), provided that you are in full compliance with this Agreement as of each applicable vesting date, and further provided that you acknowledge and agree that your outstanding, unvested RSUs will be converted into Deferred Cash Awards at the Offer Price (as set forth in the Tender Offer Agreement by and among BGC Partners, Inc., BGC Partners, L.P. and GFI Group Inc., dated as of February 19, 2015 (the “Tender Offer Agreement”)) payable on the same vesting schedules as specified in the Grant Agreements.

3.                                    Restrictive Covenants. In consideration for the payments and other benefits described above and for other good and valuable consideration, you agree as follows:

a.                                           General. You covenant and agree that at all times while you are employed by the Company, BGC Partners, Inc. (“BGCP”) or any of their Affiliates (collectively, the “BGCP Group”) and for a period of three (3) years following the Resignation Date (the “Restricted Period”), you will not directly or indirectly, alone or by action in concert with others (including with or through any Representative):

(i)      solicit, induce or influence, or attempt to solicit, induce or influence, any partner, employee or consultant of the Company or BGCP or any of their Affiliates, or any member of the Cantor Group (as defined herein) to terminate their employment or other business arrangements with the Company or BGCP or any of their Affiliates or any member of the Cantor Group, or to engage in any Competing Business or hire, employ, engage (including as a consultant or partner) or otherwise enter into a Competing Business with any such Person;

(ii)      solicit any of the customers of the Company or BGCP or any of their Affiliates, or any member of the Cantor Group (or any of their employees), induce such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, the Company or BGCP or any of their Affiliates or any member of the Cantor Group;

(iii)     do business (if such business would constitute a Competing Business) with any person who was a customer of the Company or BGCP or any of their Affiliates or any member of the Cantor Group during the twelve (12) month period prior to the applicable date during the Restricted Period on which a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement;

(iv)     directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, competing with the business of the Company or BGCP or any of their Affiliates or any member of the Cantor Group, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, Affiliate, investor, creditor or other participant in any Competing Business;

(v)     assist others in engaging in any Competing Business in the manner described in the foregoing clause (iv);

(vi)     take any action that results directly or indirectly in revenues or other benefit for you or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (ii) through (v) above;

(vii)    make or participate in the making of (including through any of your Representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding (A) the Company, BGCP, any member of the Cantor Group or any of their Affiliates, or (B) the senior executive officers of the Company, BGCP, any member of the Cantor Group or any of their Affiliates, or are otherwise contrary to the interests of the Company, BGCP, any member of the Cantor Group or any of their Affiliates, as determined by the General Partner (as defined below) in its sole and absolute discretion;

(viii)   breach your duty of loyalty to the Partnership (as defined below);

(ix)     take advantage of, or provide another person with the opportunity to take advantage of, a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners, LLC (the “General Partner”) a right of first refusal for the General Partner to acquire any assets, stock or other ownership interest in a business being sold by you or any Affiliate of yours, if an investment in such business would constitute a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation), that has not been presented to and rejected by the General Partner or that the General Partner rejects but reserves for possible further action by the General Partner in writing, unless otherwise consented to by the General Partner in writing in its sole and absolute discretion; or

(x)     otherwise take any action to harm, that harms, or that reasonably could be expected to harm the Company or BGCP or any of its Affiliates, or any member of the Cantor Group, including, without limitation, any breach of the provisions of Paragraph 3(c) below.

b.                                          Exceptions. Notwithstanding the foregoing, nothing in this Paragraph 3 shall prohibit you from acquiring or owning, in accordance with BGCP’s policies and procedures regarding personal securities transactions (for so long as you are an employee of BGCP or one of its Affiliates), less than one percent (1%) of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market.

The determination of whether you breach any of the covenants set forth in Paragraph 3 (the “Covenants”) shall be made in good faith by the then-Chairman of BGCP (or his designee).

c.                                           Confidentiality.

(i)                                  In addition to any other obligations set forth in this Agreement, you recognize that confidential information has been and will be disclosed to you by the Partnership (as defined herein) and members of the BGCP Group (including, but not limited to, the Company and the GFI Brand). You expressly agree, at all times on and after the date of this Agreement, whether or not at the time a member of the Partnership (a “Partner”) or providing services to the Partnership, any member of the BGCP Group (including, without limitation, as an employee of the Company and the GFI Brand), to (A) maintain the confidentiality of, and not disclose to any Person without the prior written consent of BGCP, any financial, legal or other advisor to BGCP, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its Affiliates (including, without limitation, the Company and the GFI Brand) or any dispute that shall not be generally known to the public or the securities industry and (B) not to use such confidential information other than for the purpose of evaluating your investment in the Partnership, if applicable, or in connection with the discharge of any duties to the Partnership or any member of the BGCP Group (including, without limitation, the Company and the GFI Brand) you may have in your capacity as an officer, director, employee or agent of any member of the BGCP Group (including, without limitation, the Company and the GFI Brand).

(ii)                              In the event that any third party requests information from you (whether during your employment with the Company or with any member of the BGCP Group or otherwise during the Restricted Period), regarding any matter related to your employment by any member of the BGCP Group (including with the Company and the GFI Brand), as the case may be, you will promptly contact and notify the General Counsel of BGCP before responding to such requests for information, so that BGCP may take appropriate action to protect the Partnership’s and the BGCP Group’s interests. However, you shall not have any obligation to contact and notify the General Counsel of BGCP prior to any such timely discussions between you and your legal counsel or your certified public accountant or if such contact is prohibited by applicable law.

(iii)                          In the event that you are subpoenaed, or asked, to testify as a witness or to produce documents in any legal or administrative or other proceeding related to the Partnership or any member of the BGCP Group (including, without limitation, the Company and the GFI Brand), whether during your employment with the Company or with any member of the BGCP Group or otherwise during the Restricted Period, or otherwise required by law to disclose confidential information, you will promptly notify the Partnership and BGCP of such subpoena or request and meet with Partnership Representatives for a reasonable period of time prior to any such appearance or production, unless prohibited from doing so by applicable law.

(iv)                          So long as you shall have complied with your obligations under clauses (ii) and (iii) of this Paragraph 3(c), if, after a reasonable period after you notify the Partnership and BGCP of any request or subpoena, the Partnership and BGCP are not able to obtain a protective order or other appropriate protection of such information, then you may make such disclosures, notwithstanding any other restrictions contained in this Agreement.

(v)                              In addition to the other obligations set forth above, you agree to promptly return to the Company within ten (10) days following the Resignation Date all Company documents (and any copies thereof) in any format whatsoever and property (including, but not limited to, identification cards or badges, access codes, passwords, keys, computers, mobile phones, and hand-held electronic devices). You further agree that you shall continue to abide by the provisions of any confidentiality agreements executed by you in connection with your employment with the Company, the terms of which shall survive the signing of this Agreement.

d.                                         Definitions.  For purposes of this Paragraph 3, defined terms used but not otherwise defined in this Paragraph 3 shall have the meanings given to them in the Tender Offer Agreement and the following terms shall have the following meaning:

“Cantor Group” means, collectively, Cantor Fitzgerald, L.P., a Delaware limited partnership, its subsidiaries, and the limited and general partnerships, corporations or other entities owned, controlled by or under common control with BGCP or BGC Holdings, L.P., a Delaware limited partnership (the “Partnership”).

“Competing Business” means an activity that (w) involves the development and operations of voice, hybrid or electronic trading systems, (x) involves the conduct of the wholesale or institutional brokerage business, (y) consists of marketing, manipulating or distributing financial price or other information of a type supplied by BGCP or any of its Affiliates or any member of the Cantor Group to information distribution services or (z) competes with any other business conducted by BGCP or any of its Affiliates, or any member of the Cantor Group if such business was first engaged in by BGCP or any of its Affiliates or any member of the Cantor Group or BGCP or any of its Affiliates or any member of the Cantor Group took substantial steps in anticipation of commencing such business and prior to the applicable date during the Restricted Period that a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement; including, for the avoidance of doubt, on and after the Offer Closing Date, any business activity, wholly or partly, in the same or similar business operated by (including, without limitation, providing services or products similar to or that compete with the products and/or services offered or contemplated by) the Company and its Affiliates (including, without limitation, the GFI Brand), or any such business which is contemplated by the Company or its Affiliates for which the Company or any Affiliate has taken preparatory steps at the later of the Determination Date or the date you cease to provide services to the BGCP Group (including, without limitation, the Company or the GFI Brand).

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person, including immediate family members.

e.                                           Severability of Covenants. The Covenants contained in Paragraph 3 shall be construed as a series of separate covenants.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then the Company, BGCP, and you agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Paragraph 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then the Company or BGCP, as applicable, and you agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

f.                                            Acknowledgements and Further Agreements. You acknowledge that (i) you have a substantial interest in the Company and are a key employee of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Offer Closing is an integral component of the value of the Company to BGCP and is reflected in the consideration payable in connection with the Offer Closing; and (iii) your agreement as set forth herein is necessary to preserve the value of the Company for BGCP following the Offer Closing. You also acknowledge and agree that the provisions of this Agreement, specifically including, without limitation, Paragraph 3, are reasonable in scope and duration and are necessary to protect the interests of BGCP and the Company, including, without limitation, because, among other things: (A) the Company and BGC are engaged in a highly competitive industry; (B) you have had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the GFI Brand; and (C) you believe that this Agreement provides no more protection than is reasonably necessary to protect BGCP’s legitimate interest in the goodwill, trade secrets and confidential information of the Company.

g.                                          Remedies. Notwithstanding Paragraph 15 below, you agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by you of any of the Covenants (to be determined in the good faith determination of the then-Chairman of BGCP (or his designee)), at any time during the Restricted Period, the Company, BGCP and their Affiliates shall be entitled to an injunction restraining you from breaching or otherwise violating any provision of this Agreement without proof of special damages or the posting of any bond or other security, as well as all other legal and equitable remedies. You agree not to oppose the granting of injunctive or other equitable relief as a remedy and agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Nothing herein contained shall be construed as prohibiting the Company, BGCP or their Affiliates from pursuing any other remedies available to it for such breach or threatened breach during the Restricted Period, including, without limitation, the immediate termination of all of your rights under this Agreement, including, without limitation, the forfeiture by you of any right you may have to the payment and benefits set forth in Paragraph 2 (whether paid or unpaid) and the immediate return by you to the Company of any payments or benefits provided to you pursuant to this Agreement, and the recovery of damages from you generally. In addition, if you are determined to have breached any of the Covenants at any time during the Restricted Period, you shall return to the Company any payments or benefits provided to you pursuant to this Agreement and indemnify the Company and BGCP for and pay any resulting attorney’s fees and expenses of the Company or BGCP incurred to enforce any of the terms of this Agreement.

h.                                          Non-Exclusivity. The rights and remedies of the Company, BGCP and their Affiliates hereunder are not exclusive of or limited by any other rights or remedies that the Company, BGCP and their Affiliates may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company, BGCP and their Affiliates hereunder, and the obligations and liabilities of you hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit your obligations or the rights of the Company or BGCP (or any Affiliate of the Company or BGCP) under the terms of any other agreement between you and the Company or BGCP (or any Affiliate of the Company or BGCP).

4.                                    Release of Claims. In further consideration of the payments and other benefits described in Paragraph 2 above, and for other good and valuable consideration the sufficiency of which you hereby acknowledge, you hereby release and forever discharge the Company, each member of the Cantor Group, and each member of the BGCP Group, and each of their Affiliates, as to themselves and for and on behalf of their current and former parent firms and companies, subsidiaries, divisions, affiliates, joint venture partners, predecessors and successors, successors and assigns, present and former principals, members, directors, officers, employees, owners, agents, subrogees, insurers, servants, attorneys, shareholders transferees, in each case both individually and in their official capacities, and any business in which any of these have a financial ownership interest and each of them (collectively, the “Released Parties”), from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from the Company, all claims for breach of contract (express or implied), all claims for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, all claims under any tort or common law theory, including, without limitation, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, slander, liable, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information, retaliation, or any other characteristic protected by applicable law, including, without limitation, any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Uniform Services Employment and Reemployment Rights Act; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; and any other federal, state or local laws, statutes, rules, regulations, ordinances, executive orders, or common law, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Company pension, welfare, or stock plans.

This Agreement may not be cited as, and does not constitute any admission by any of the Released Parties of any violation of any such law or legal obligation. Without limiting the generality of the foregoing, you are not releasing any claim relating to: (a) your right to enforce this Agreement; (b) your right, if any, under the applicable plan documents to any vested benefits or equity; (c) your right, if any, to indemnification pursuant to Employment Agreement or Company policy; (d) your right, if any, to claim government-provided unemployment or workers’ compensation benefits; (e) your rights or claims that may arise after signing this Agreement; or (f) any claim that may not be released by private agreement without judicial or governmental supervision or otherwise.

5.                                    No Pending Actions. You represent, warrant and agree that you have not filed any administrative charges, lawsuits, arbitrations or other proceedings against any of the Released Parties, or filed or caused to be filed any claims, charges or complaints against any of the Released Parties in any administrative, judicial, arbitral or other forum, including, without limitation, any charges or complaints against any of the Released Parties with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization, and you are not aware of any factual or legal basis for any legitimate claim that any of the Released Parties is in violation of any whistleblower, corporate compliance, or other regulatory obligation of any of the Released Parties under international, federal, state or local law, rule or company policy. You further represent, warrant and agree that if you were ever aware of any such basis for a legitimate claim against any of the Released Parties, you informed the General Counsel of the Company and the General Counsel of BGCP of same. You further represent that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law, or otherwise, any covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever covered and released by this Agreement.

6.                                    Sufficiency of Consideration.  You acknowledge and agree that the separation benefits to be provided to you under this Agreement are beyond those sums and benefits to which you are otherwise entitled. You further represent, warrant and acknowledge that the Company, BGCP, the Cantor Group and each of their Affiliates owe you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, equity, fringe benefits, any portion of the Guarantee (as defined in the Employment Agreement) or other compensation or benefits or payments or form of remuneration of any kind or nature other than that specifically provided for in this Agreement.

7.                                    Non-Disclosure.  You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against the Company, BGCP or the Cantor Group or the facts and circumstances underlying this Agreement, except in the following circumstances:

a.                                           You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

b.                                          You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) your legal counsel; and

c.                                           Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

8.                                    Agency Actions. For the avoidance of doubt, and notwithstanding Paragraphs 3, 4, 5, 7, and 11 of this Agreement, nothing in this Agreement is intended to or shall prohibit or restrict you from filing a charge with a government agency (such as the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or the U.S. Securities and Exchange Commission) or testifying, assisting, or otherwise participating in an investigation with any such government agency in connection with your employment or separation from employment with the Company; provided that to the fullest extent permitted by law, you waive any right to recover or receive any monetary damages or other relief, including, but not limited to, back pay, front pay, and attorneys’ fees; and further provided that, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any confidential information, you will give prompt written notice (to the extent permitted by law) to the undersigned Company representative (or his or her successor or designee) and to the General Counsel of BGCP so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

9.                                    Code Section 409A. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In the event the period of payment referenced in Paragraph 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.  You are solely responsible for all tax obligations that may arise from this Agreement, and you agree to promptly pay and to indemnify the Company from all costs, damages or expenses it incurs in connection with such a claim.

10.                            Cooperation.  You agree that you will assist and cooperate with the Company, BGCP, the Cantor Group and their Affiliates in connection with the transition of your job responsibilities, including, without limitation, by making yourself available to provide such assistance and cooperation to the Company, BGCP, the Cantor Group and their Affiliates on reasonable notice. You further agree that you will assist and cooperate with the Company, BGCP, the Cantor Group or any of their Affiliates in connection with the defense or prosecution of any pending or threatened action that may be made against or by the Company, BGCP, the Cantor Group or any of their Affiliates or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, BGCP, the Cantor Group or any of their Affiliates, including, without limitation, meeting with the their counsel or other representative to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to provide truthful testimony in connection with any litigation or other legal proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph.  The Company agrees to reimburse you for reasonable documented travel expenses incurred should your presence be required in person. You further agree to promptly notify the Company in writing if you are contacted (directly or indirectly) by any individual or person representing an individual or entity that is or may be legally or competitively adverse to the Company, BGCP, the Cantor Group or their Affiliates in connection with any claims or legal proceedings (other than any charges filed with a government agency by you), including by providing a reasonable description of the content of the communication with the legally or competitively adverse individual or entity. You further represent that you have advised authorized officers of the Company, or other Company employees designated in the Company’s Handbook and policies, of all facts about which you are aware and which you believe may constitute a violation of Company policy and/or the Company’s legal obligations, if any.

11.                            Ownership. You agree and acknowledge that the Company owns all tangible and intangible work product originated or developed by you in connection with your employment, even if developed outside the Company’s premises.  You further agree that the Company shall have exclusive ownership of any and all right, title and interest in (1) all copyrights, trademarks, service mark rights, patents or processes associated with any work, mark, invention or process produced during the course of your employment which was originated or developed in connection with such employment with the Company or any related party; and (2) any such proprietary rights with respect to any invention or process originated or developed in connection with your employment with the Company or any related party reduced to practice following the termination of your employment, if the invention or process existed in an intangible form prior to such termination, even if it was not workable at that time.  You agree to execute any and all documents necessary to protect and preserve the Company’s proprietary rights in copyrights, trademarks, service marks, patents, processes and trade secrets, including at the Company’s request, to confirm such assignment in writing.

12.                            Entire Agreement.  This Agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between the Company and you. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

13.                            Successors and Assigns; Third Party Beneficiaries. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives. This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that the Company may, without prior consent, freely assign this Agreement to any successor in interest to the Company or any affiliate by merger, consolidation, reorganization or otherwise. Except as specifically provided in Paragraph 3(g) above and in this Paragraph 13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than the Company and you, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company and you acknowledge and agree that the Company, each member of the BGCP Group, each member of the Cantor Group, and each of their Affiliates, any successor in interest to the Company, any member of the BGCP Group, any member of the Cantor Group, or any of their Affiliates by merger, consolidation, reorganization, or otherwise, and each of their respective successors and permitted assigns are intended third party beneficiaries of this Agreement entitled to enforce the terms and conditions of this Agreement and entitled to all legal and equitable remedies in the event you breach or threaten to breach, or otherwise violates, any of the Covenants or other provisions of this Agreement. For avoidance of doubt, for purposes of this Paragraph 13, successors and permitted assigns shall be limited to those successors and permitted assigns provided for in this Paragraph 13.

14.                            Severability.  If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the applicable parties.

15.                            Dispute Resolution.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.  Any disputes, differences or controversies arising under this Agreement shall be settled and finally determined by arbitration before a panel of (a) three arbitrators in New York, New York, according to the rules of Financial Industry Regulatory Authority (“FINRA”), if you are a FINRA registered person and the dispute is eligible for resolution by arbitration in accordance with the FINRA Dispute Resolution process, or (b) by a single arbitrator in New York, New York according to the Employment Dispute Rules of the American Arbitration Association or its successor (the “AAA”).  The arbitrator(s) shall make their award in accordance with and based upon all provisions of this Agreement and judgment upon any award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. However, it is understood and agreed that the arbitrators are not authorized or entitled to include as part of any award rendered by them, special, exemplary, punitive or statutory double (or multiple) damages or amounts in the nature of special, exemplary, punitive or statutory double (or multiple) damages regardless of the nature or form of the claim or grievance that has been submitted to arbitration.

If an applicable statute or another agreement discusses awards of attorneys’ fees, such statute or agreement will apply. In addition, whether or not there is any such applicable statute, at any point either party may in writing offer to pay the other a stated amount of money, or partnership interests or stock in a Company entity (the “Offeror”) to resolve the matter in return for a general release of the Offeror. The other party (“Offeree”) will have fourteen (14) calendar days from the day after the offer is sent to accept.  If the Offeree does not unconditionally accept in writing within the fourteen (14) calendar days and, thereafter, is awarded less than the amount offered, the Offeror shall be awarded its attorneys’ fees and costs and disbursements from the date of the offer.  Such amount shall be offset against any damages awarded to the Offeree, and, if greater than the damages awarded, the net deficit shall be entered as an award in favor of the Offeree.  You hereby irrevocably consent to the service of process outside the territorial jurisdiction of such arbitrators in any such action or proceeding by mailing copies thereof by registered U.S. mail, postage prepaid, to your address as set forth herein.

16.                            Binding Agreement. You may not execute this Agreement until the Resignation Date, and any purported execution by you of this Agreement prior to the Resignation Date shall be null and void. This Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by you, and at such time, this Agreement is capable of contract formation by signature by a duly authorized officer of the Company; this Agreement shall be effective only when executed by both you and a duly authorized officer of the Company, and upon such shall be binding and enforceable.

17.                            Counterparts. This Agreement may be executed by facsimile and .pdf and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

18.                            Withholding.  All amounts paid hereunder shall be subject to withholding and other applicable taxes.  Any amounts due to you under this Agreement may be set off by any obligations of you to the Company whether under this Agreement or any other agreement or otherwise, whether existing or hereafter arising (including both monetary obligations and the fair market value of any non-cash item and including amounts not yet due), to the extent permitted by law.

19.                            Knowing and Voluntary Waiver.  Without detracting in any respect from any other provision of this Agreement:

a.        You, in consideration of the payments and other consideration provided to you as described in Paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company, BGCP, the Cantor Group or any of their Affiliates, as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or relevant equivalent state or local statute, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA or other state or local age discrimination statute; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

b.        You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

c.        You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

d.        The Company hereby advises you to consult with an attorney prior to executing this Agreement.

e.        You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement. You may, in your sole discretion, execute and deliver to the Company this Agreement prior to the expiration of the 21-day period, provided that you do not execute it before the Resignation Date.

f.        Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in Paragraph 4 of this Agreement.

20.                            Revocation.  You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either any of the parties hereto. Any revocation must be in writing and received by the Company before the end of the seventh day after this Agreement is executed by you.  Such revocation must be sent to the undersigned at the Company.

21.                            Amendments.  This Agreement may not be changed or altered, except by a writing signed by an authorized officer of the Company and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

[SIGNATURE PAGE FOLLOWS]

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date:
Ronald Levi

GFI Group Inc.

Date:	By:
Name:
Title:

You must sign and return this Agreement to the Company no later than the end of the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on April 30, 2015.